Form 8-K
December 8, 1994

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549


                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


                       Date of Report: December 8, 1994


                                  AT&T Corp.

       A New York            Commission File             I.R.S. Employer
       Corporation             No. 1-1105                No. 13-4924710


            32 Avenue of the Americas, New York, New York 10013-2412

                       Telephone Number (212) 387-5400

Form 8-K
December 8, 1994


Item 5.  Other Events

Post-Merger Financial Results

AT&T Corp. ("AT&T" or the "Company") is filing summary income statement data for the month ended October 31, 1994 and summary balance sheet data at October 31, 1994. All figures reflect the merger between a subsidiary of AT&T and McCaw Cellular Communications, Inc. ("McCaw") on September 19, 1994, which was accounted for as a pooling of interests. The income statement data for the month ended October 31, 1994 and the balance sheet data at October 31, 1994 are derived from AT&T's unaudited consolidated financial statements.

                                              For the Month Ended
                                                October 31, 1994
                                              -------------------
                                              (Dollars in Millions)
                                            (except per share amounts)

                Total revenue                       $ 6,282
                Net income                              429
                Net income per share                    .27

                                                October 31, 1994
                                               ------------------
                Total assets                        $76,540
                Total liabilities                    59,335
                Total shareowners' equity            17,205

Because of rules pertaining to pooling of interests accounting, at least 30 days of post-merger financial results for the combined AT&T and McCaw must be published at this time. This is the first time that AT&T has published a single month's results. Because this is so unusual, AT&T cautions that fluctuations in monthly results are not necessarily the same as the trends that would be evident in quarterly reporting, just as the seasonal variation inherent in quarterly results are not apparent in annual results.

For example, historically in the fourth quarter, sales of communications products are particularly strong in the beginning of the quarter, while AT&T Network Systems business is normally strongest in December. Also, AT&T's newest business, McCaw, generally has had an exceptionally high rate of cellular subscriber growth in December. However, the initial impact of a surge in the subscriber base is an increase in marketing and sales expense. So, while this growth is vital for future earnings growth, it may actually depress earnings for the current period.

AT&T believes that, on the whole, October was a strong month for the following reasons. Revenue and earnings growth was consistent with the trends the Company demonstrated in the first three quarters of 1994. AT&T's long distance business continues to do well and is on track to continue the improvement in growth rates seen earlier in the year. McCaw's results since the merger are consistent with AT&T's pre-merger expectations. AT&T's product businesses are also doing well in this seasonally stronger period, although AT&T Global Information Solutions remains under the competitive pricing pressures that continue in that industry. The Company's financial services business continues the rapid growth of the first three quarters of this year.

Industry and Regulatory Developments

     Changing Business Environment

Significant amounts of communications services products and information services and products today are provided by companies in different industries. The business and competitive environment in the global information movement and management industry is changing, however, and will likely be reshaped by numerous forces including customer preferences and needs, technological developments, increased competition and a reduction in domestic and foreign regulation. While it is difficult to predict the specific nature and pace of changes that might affect the business and competitive environment, AT&T anticipates that these changes will cause an increase in AT&T's ability to participate in the provision of a broader range of services with fewer regulatory constraints as well as result in increased competition in AT&T's existing markets.

Form 8-K
December 8, 1994


     Regulatory and Legislative Matters

During 1994, a number of bills were introduced in Congress which would have
(a) permitted the Regional Bell Operating Companies ("RBOCs") to provide long distance services and (b) facilitated the development of competition for local exchange and local access services. While none of these bills was enacted in the current session, several members of the incoming Congress have announced their intent to introduce new bills in the next session which would permit local exchange competition and permit the RBOCs to provide long distance services and manufacture equipment. AT&T has taken the position that because of the RBOCs' current monopoly position in providing local service, it is inappropriate for the RBOCs to receive relief from the restrictions on providing long distance service and manufacturing equipment currently imposed on them until competition in local service has developed. Also, it appears that Congress will be addressing numerous significant legislative matters prior to or concurrently with communications legislation that may affect the pace of that legislation. However, AT&T cannot predict the timing or outcome of any such bills that may be introduced.

     Competition; New Opportunities

AT&T currently faces significant competition in the provision of long distance service and AT&T expects that the level of competition in communications services will continue to increase. If regulatory, legislative or technological changes occur, AT&T anticipates that it will experience new and different competitors. These may include entrants from other segments of the telecommunications and information services industries seeking to expand their market opportunities. Such new competitors may enter with a strong market presence, well recognized names and pre-existing direct customer relationships. Depending on the timing and circumstances of, and any conditions or restrictions on, their entry, AT&T's revenues and net income could be adversely affected in future years.

Some of the same regulatory and technological changes that AT&T anticipates will increase competition in its historic markets also are anticipated to open new markets for AT&T in different segments of communications services, end-to-end services, value-added services and multimedia services that AT&T can provide through its advanced, intelligent network. AT&T's competitive strategy includes positioning itself to best take advantage of these new opportunities through use of its leading networking capabilities, respected brand name and other resources.

Form 8-K
December 8, 1994


                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  AT&T Corp.


                              By:  S.L. Prendergast
                                   Vice President and Treasurer



Date: December 7, 1994